Exhibit 99.1

FOR IMMEDIATE RELEASE

Harpoon Therapeutics Reports Clinical Progress Across All Four TriTAC® Pipeline Development Programs

HPN424 has shown confirmed partial response in treatment of metastatic castration-resistant prostate cancer in highest fixed dose cohort (160 ng/kg) of continuing Phase 1/2a dose escalation trial

Three of seven patients in highest fixed dose HPN424 cohort have shown PSA reduction

Dose escalation trials advancing for HPN536 and HPN217 with initial data readouts and initiation of expansion cohorts expected in 2021

Management to host clinical update webcast/call today, December 8, 2020, at 8 a.m. ET

SOUTH SAN FRANCISCO, Calif., December 8, 2020—Harpoon Therapeutics, Inc. (NASDAQ: HARP), a clinical-stage immunotherapy company developing a novel class of T cell engagers, today provided a pipeline update and reported a confirmed partial response based on RECIST v1.1 criteria for its most advanced program, HPN424 for the treatment of metastatic castration-resistant prostate cancer (mCRPC). As of December 1, 2020, in the 160ng/kg cohort, which is the highest fixed dose tested to date, 7 patients have been enrolled and one patient has achieved a confirmed partial response. In addition, 3 patients enrolled in this cohort had serum PSA reductions, including one with a reduction of 50% (PSA50). Dose escalation continues in this trial, in the Phase 1/2a clinical trials for HPN536 as a treatment for ovarian cancer and other mesothelin-expressing solid tumors and in the HPN217 Phase 1/2 clinical trial for multiple myeloma. Step dosing is being utilized in all programs to accelerate testing of higher doses. Dosing of the first patient in the Phase 1/2 trial for Harpoon’s fourth TriTAC development program, HPN328, in small cell lung cancer and other DLL3-associated tumors is expected to occur by the end of the year.

”We are pleased to provide a trial update to our shareholders today, as well as outline our expectations for 2021. We have made significant progress in all of our clinical development programs in 2020,” stated Gerald McMahon, Ph.D., President and CEO of Harpoon Therapeutics. “We are excited to report our first confirmed partial response in the continuing dose escalation trial for HPN424, especially in a heavily pretreated patient population with advanced metastatic disease. We are also excited by the potential for multiple data releases in 2021 on all four of our programs, which we believe represent meaningful milestones for our company.”

“We are pleased to report the activity we are seeing with HPN424 in late-stage prostate cancer patients in our highest fixed dose cohort tested to date,” said Natalie Sacks, M.D., Chief Medical Officer of Harpoon. “We are implementing step dosing in all of our programs, which allows rapid escalation to higher doses. We look forward to sharing data from these higher-dose cohorts in 2021.”

Clinical Program Updates

(All data as of December 1, 2020)

Dose escalation continues in Phase 1/2a trial for HPN424 in the treatment of mCRPC. As of the December 1, 2020 data cutoff date, 69 patients have been dosed across 14 cohorts at fixed doses of 1.3 to 160ng/kg and in step dosing cohorts up to 300ng/kg administered as a weekly intravenous infusion. Enrolled patients had a median of 6 prior systemic therapies, and 76% of patients had prior chemotherapy in the metastatic castration-resistant setting. Ten of 44 patients (23%) with treatment start dates at least 6 months ago remained on study treatment for more than 24 weeks.

At the highest fixed dose tested to date, 160ng/kg, one patient out of 7 has experienced a confirmed partial response with tumor lesion reduction of 43%, and 3 of 7 patients have had serum PSA declines from baseline, including one patient with a PSA reduction greater than 50%.

HPN424 was generally well tolerated and cytokine-related adverse events have been manageable. Reported Grade 3 or higher adverse events have included cytokine release syndrome (CRS) (10%), ALT increase (11%) and AST increase (11%). CRS events and transaminitis have been transient and have not resulted in treatment discontinuation. Dose-limiting toxicities (DLTs) have been observed and have not limited escalation. A maximum tolerated dose (MTD) has not been identified. Presentation of Phase 1 data and initiation of an expansion cohort is planned for the first half of 2021. Interim data from this expansion cohort is anticipated by the end of 2021.

HPN536 (mesothelin TriTAC) Phase 1/2a clinical trial continues escalation. Dosing has occurred across 9 fixed-dose cohorts of 6 to 280ng/kg and 1 step dose cohort up to 600ng/kg. Tumor types treated include late-stage ovarian and pancreatic cancers and peritoneal mesothelioma. Enrolled patients had a median of four prior systemic therapies, and 66% of patients had progressive disease as best response to their most recent prior therapy. Pharmacokinetic analysis shows median half-life of more than 70 hours. Among the relapsed/refractory ovarian cancer patients with at least one post-baseline scan, 8 of 12 (67%) patients showed stability of target lesions.

HPN536 appears to be well tolerated. One CRS grade 3 occurred in the absence of dexamethasone premedication treatment. The CRS resolved, and the patient continued on study with dexamethasone premedication. As of December 1, 2020, no DLTs have been observed. Initiation of an expansion cohort is anticipated by the second half of 2021, with a presentation of Phase 1 data by year-end 2021.

Dose escalation for HPN217 (BCMA TriTAC) Phase 1/2 clinical trial progressing rapidly. Relapsed/refractory multiple myeloma patients have been treated across 6 single-patient fixed dose cohorts of 5 to 810µg, reflecting a more than 100-fold increase in dose in 8 months. HPN217 has been well-tolerated, and no DLTs have been observed as of the December 1, 2020 cutoff date. A presentation of interim data is anticipated in 2021, with initiation of a dose expansion cohort in the second half of 2021.

First patient dosing anticipated for HPN328 (DLL3 TriTAC) by the end of 2020. The first site is open and recruiting for the dose escalation portion of this Phase 1/2 clinical trial. In the first cohort, the patients will receive a flat dose of 15µg of HPN328 administered once weekly by intravenous infusion. Eligible patients include small cell lung cancer patients who have relapsed after platinum chemotherapy and patients with other tumors associated with DLL3 expression. Presentation of initial data is planned for the second half of 2021.

Webcast and Conference Call

Harpoon’s management will host a webcast and conference call at 8 a.m. ET / 5 a.m. PT on December 8, 2020. The live call may be accessed by dialing (866) 951-6894 for domestic callers and (409) 216-0624 for international callers with conference ID code number 1388395. A webcast of the live call will be available online in the investor relations section of the Harpoon website at www.harpoontx.com. A replay of the webcast will be available shortly after the event and can be accessed at the same weblink.

About Harpoon Therapeutics

Harpoon Therapeutics is a clinical-stage immunotherapy company developing a novel class of T cell engagers that harness the power of the body’s immune system to treat patients suffering from cancer and other diseases. T cell engagers are engineered proteins that direct a patient’s own T cells to kill target cells that express specific proteins, or antigens, carried by the target cells. Using its proprietary Tri-specific T cell Activating Construct (TriTAC®) platform, Harpoon is developing a pipeline of novel TriTACs initially focused on the treatment of solid tumors and hematologic malignancies. HPN424 targets PSMA and is in a Phase 1/2a trial for metastatic castration-resistant prostate cancer. HPN536 targets mesothelin and is in a Phase 1/2a trial for cancers expressing mesothelin, initially focused on ovarian and pancreatic cancers. HPN217 targets BCMA and is in a Phase 1/2 trial for relapsed, refractory multiple myeloma. HPN328 targets DLL3 and Harpoon plans to initiate a Phase 1/2 trial in the fourth quarter of 2020. Harpoon has also developed a proprietary ProTriTACTM platform, which applies a prodrug concept to its TriTAC platform to create a therapeutic T cell engager that remains inactive until it reaches the tumor. For additional information about Harpoon Therapeutics, please visit www.harpoontx.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “target,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Harpoon Therapeutics’ expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause Harpoon Therapeutics’ clinical development programs, future results or performance to differ significantly from those expressed or implied by the forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the progress, timing, scope, design and anticipated results of clinical trials, the timing of the presentation of data, the association of data with potential treatment outcomes, the development and advancement of product candidates, and the timing of development milestones for product candidates. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during clinical studies, clinical trial site activation or enrollment rates that are lower than expected, unanticipated or greater than anticipated impacts or delays due to COVID-19, changes in expected or existing competition, changes in the regulatory environment, the uncertainties and timing of the regulatory approval process, the risk that initial or interim results from a clinical trial may not be predictive of the final results of the trial or the results of future trials, the risk that trials may be delayed and may not have satisfactory outcomes, and unexpected litigation or other disputes that impede clinical trial progress. Other factors that may cause Harpoon Therapeutics’ actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Harpoon Therapeutics’ filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Harpoon Therapeutics assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contacts:

Harpoon Therapeutics, Inc.

Georgia Erbez

Chief Financial Officer

650-443-7400

media@harpoontx.com

Westwicke ICR

Robert H. Uhl

Managing Director

858-356-5932

robert.uhl@westwicke.com

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